Exhibit 99.2

[Closing Date], 2024

To the Persons Listed on the Attached Schedule I

Re:	Federal Constitutional Issues related to Evergy Missouri West, Inc. Securitized Utility Tariff Bonds

Opinion Recipients:

We have served as counsel to Evergy Missouri West, Inc., a Delaware corporation (“Evergy Missouri West”), in connection with the issuance and sale on the date hereof by Evergy Missouri West Storm Funding I, LLC, a Delaware limited liability company (the “Issuer”), of $[XXXXXX] aggregate principal amount of the Issuer’s Securitized Utility Tariff Bonds, Series Series 2024-A (the “Bonds”), which are more fully described in the Registration Statement on Form SF-1 (File Nos. 333-268913 and 333-268913-01) filed on December 20, 2022, as amended by Amendment No. 1 filed on October 27, 2023 and Amendment No. 2 filed on [XXXXX] with the Securities and Exchange Commission pursuant to the Securities Act of 1933, and the preliminary prospectus (the “Prospectus”) included as part of the Registration Statement. The Bonds are being sold pursuant to the provisions of the Underwriting Agreement dated [Pricing Date], 2024 (the “Underwriting Agreement”) between Evergy Missouri West, the Issuer, and underwriters named in Schedule I to the Underwriting Agreement. The Bonds are being issued under the provisions of the Indenture dated as of the date hereof (the “Indenture”) between the Issuer and The Bank of New York Mellon Trust Company, N.A., a national banking association, as indenture trustee (the “Indenture Trustee”) and account bank and securities intermediary. According to the Indenture, the Indenture Trustee holds the securitized utility tariff property described below (the “Securitized Utility Tariff Property”) as collateral security for the payment of the Bonds.

In August 2021, Missouri House Bill 734 became effective, thereby adding Section 393.1700 to the Revised Statutes of Missouri, and thereby establishing a process to obtain a financing order under which the Missouri Public Service Commission (“MPSC”) is allowed to authorize an electrical corporation (or its successors) to impose on its customers an irrevocable, nonbypassable, securitized utility tariff charge to recover qualified extraordinary costs. Section 393.1700 of the Revised Statutes of Missouri is referred to herein as the “Securitization Law.” The amount and terms for collections of these securitized utility tariff charges are governed by the financing order1 issued to an electrical corporation2 by the MPSC. The Securitization Law permits

[1]

Mo. Rev. Stat. § 393.1700(1)(9) defines “financing order” as “an order from the [MPSC] that authorizes the issuance of securitized utility tariff bonds; the imposition, collection, and periodic adjustments of a securitized utility tariff charge; the creation of securitized utility tariff property; and the sale, assignment, or transfer of securitized utility tariff property to an assignee.”

[2]	As defined in Mo. Rev. Stat. § 393.1700(1)(6).

ATLANTA    AUSTIN    BANGKOK    BEIJING    BOSTON     BRUSSELS    CHARLOTTE    DALLAS    DUBAI    HOUSTON    LONDON

LOS ANGELES    MIAMI    NEW YORK    RICHMOND    SAN FRANCISCO    TOKYO    TYSONS    WASHINGTON, DC

www.HuntonAK.com

To the Persons Listed on the Attached Schedule I

[Closing Date], 2024

an electrical corporation to transfer its rights and interests under a financing order, including the right to impose, bill, charge, collect and receive securitized utility tariff charges, to a special purpose entity formed by the electrical corporation to issue securitized utility tariff bonds secured by the right to receive revenues arising from the securitized utility tariff charges. The electrical corporation’s right to impose, bill, charge collect, receive and adjust the securitized utility tariff charges, and all revenue, collections, payments, money and proceeds arising out of the rights and interests created under the financing order, upon transfer to the issuing entity, constitute securitized utility tariff property.

The term “securitized utility tariff property” is defined in the Securitization Law as:

(a) All rights and interests of an electrical corporation or successor or assignee of the electrical corporation under a financing order, including the right to impose, bill, charge, collect, and receive securitized utility tariff charges3 authorized under the financing order and to obtain periodic adjustments to such charges as provided in the financing order;

(b) All revenues, collections, claims, rights to payments, payments, money, or proceeds arising from the rights and interests specified in the financing order, regardless of whether such revenues, collections, claims, rights to payment, payments, money, or proceeds are imposed, billed, received, collected, or maintained together with or commingled with other revenues, collections, rights to payment, payments, money, or proceeds.4

Moreover, Section 11 of the Securitization Law—referred to herein as the “State Pledge”—reads, in relevant part:

(1) The state and its agencies, including the [MPSC], pledge and agree with bondholders, the owners of the securitized utility tariff property, and other financing parties that the state and its agencies will not take any action listed in this

[3]

Mo. Rev. Stat. § 393.1700(1)(16) defines “securitized utility tariff charges” as “the amounts authorized by the [MPSC] to repay, finance, or refinance securitized utility tariff costs and financing costs and that are, except as otherwise provided for in [the Securitization Law], nonbypassable charges imposed on and part of all retail customer bills, collected by an electrical corporation or its successors or assignees, or a collection agent, in full, separate and apart from the electrical corporation’s base rates, and paid by all existing or future retail customers receiving electrical service from the electrical corporation or its successors or assignees under [MPSC]-approved rate schedules, except for customers receiving electrical service under special contracts as of August 28, 2021, even if a retail customer elects to purchase electricity from an alternative electricity supplier following a fundamental change in regulation of public utilities in [Missouri].”

[4]	Id. § 393.1700(1)(18).

To the Persons Listed on the Attached Schedule I

[Closing Date], 2024

subdivision. This subdivision does not preclude limitation or alteration if full compensation is made by law for the full protection of the securitized utility tariff charges collected pursuant to a financing order and of the bondholders and any assignee or financing party entering into a contract with the electrical corporation. The prohibited actions are as follows:

(a) Alter the provisions of this section, which authorize the [MPSC] to create an irrevocable contract right or chose in action by the issuance of a financing order, to create securitized utility tariff property, and make the securitized utility tariff charges imposed by a financing order irrevocable, binding, or nonbypassable charges for all existing and future retail customers of the electrical corporation except its existing special contract customers;

(b) Take or permit any action that impairs or would impair the value of securitized utility tariff property or the security for the securitized utility tariff bonds or revises the securitized utility tariff costs for which recovery is authorized;

(c) In any way impair the rights and remedies of the bondholders, assignees, and other financing parties;

(d) Except for changes made pursuant to the formula-based true-up mechanism authorized under this section, reduce, alter, or impair securitized utility tariff charges that are to be imposed, billed, charged, collected, and remitted for the benefit of the bondholders, any assignee, and any other financing parties until any and all principal, interest, premium, financing costs and other fees, expenses, or charges incurred, and any contracts to be performed, in connection with the related securitized utility tariff bonds have been paid and performed in full.

(2) Any person or entity that issues securitized utility tariff bonds may include the language specified in this subsection in the securitized utility tariff bonds and related documentation.5

On March 11, 2022, in File No. EF-2022-0155, Evergy Missouri West submitted a petition for a financing order to the MPSC, seeking authority to recover approximately $357 million of extraordinary costs incurred by Evergy Missouri West during the February 2021 cold weather event known as Winter Storm Uri. On October 7, 2022, the MPSC issued its financing ordering (the “Financing Order”), to be effective November 6, 2022, authorizing Evergy Missouri West to issue a series of securitized utility tariff bonds (the “Securitized Utility Tariff Bonds”) to recover

[5]	Mo. Rev. Stat. § 393.1700(11).

To the Persons Listed on the Attached Schedule I

[Closing Date], 2024

approximately $308 million of extraordinary costs (the “Securitized Utility Tariff Charges”). The Financing Order was amended on November 17, 2022, with an effective date of November 27, 2022. The Financing Order was then timely appealed by the Missouri Office of the Public Counsel (“MOPC”) through the Missouri state courts of appeals. The Financing Order was fully affirmed by Missouri appellate courts, and MOPC had until November 8, 2023 to seek transfer of its appeal to the Missouri Supreme Court. Because it did not do so, the Financing Order is now final and non-appealable.

On the date hereof and simultaneous with the issuance of the Bonds, the Securitized Utility Tariff Property was sold and assigned to the Issuer in accordance with the provisions of the Securitized Utility Tariff Property Purchase and Sale Agreement dated as of [date] between Evergy Missouri West and the Issuer in consideration for the payment by the Issuer to Evergy Missouri West of the proceeds of the sale of the Bonds, net of various issuance costs.

QUESTIONS PRESENTED

You have requested our reasoned opinion with respect to the following questions presented under the Federal Constitution:

(A)(i) Whether the holders of the Bonds (the “Bondholders”), by virtue of the State Pledge, could successfully challenge under Article I, Section 10 of the United States Constitution (the “Federal Contract Clause”), the constitutionality of any legislative action of the State of Missouri (the “State”), whether by legislation or voter initiative (either statutory or constitutional), that becomes law (“Legislative Action”) that alters, impairs, or reduces the value of the Securitized Utility Tariff Property or the Securitized Utility Tariff Charges so as to impair (a) the terms of the Indenture or the Bonds or (b) the rights and remedies of the Bondholders (or the Indenture Trustee acting on their behalf) before the Bonds are fully paid and discharged;6

(ii) Whether preliminary injunctive relief would be available under federal law to delay implementation of Legislative Action that results in an Impairment pending final adjudication of a claim challenging such Legislative Action in federal court and, assuming a favorable final adjudication of such claim, whether permanent injunctive relief would be available to enjoin the implementation of the challenged Legislative Action.

(B) Whether, under the Takings Clause of the Fifth Amendment to the United States Constitution (the “Federal Takings Clause”), the State could repeal or amend the Securitization Law or take any other action in contravention of the State Pledge without paying just compensation to the Bondholders, as determined by a court of competent jurisdiction, if taking such an action in contravention of the State Pledge (a) constituted a permanent appropriation of a substantial property interest of the Bondholders in the

[6]	Any impairment described in clause (a) or (b) is referred to herein as an “Impairment.”

To the Persons Listed on the Attached Schedule I

[Closing Date], 2024

Securitized Utility Tariff Property or denied all economically productive use of the Securitized Utility Tariff Property; (b) destroyed the Securitized Utility Tariff Property other than in response to emergency conditions; or (c) substantially reduced, altered, or impaired the value of the Securitized Utility Tariff Property so as to unduly interfere with the reasonable expectations of the Bondholders arising from their investments in the Bonds (a “Taking”).

OPINIONS

Based on our review of the facts and the relevant judicial authorities, and subject to the qualifications, limitations, and assumptions set forth in this letter (including the assumption that any Impairment would be “substantial”), it is our opinion that a reviewing court of competent jurisdiction, in a properly prepared and presented case:

(1)

would conclude, with respect to the question presented above in (A)(i), that the State Pledge constitutes a contractual relationship between the Bondholders and the State and that, absent a demonstration by the State that an Impairment is necessary to further a significant and legitimate public purpose, and upon a finding by the court that an evident and more moderate course would serve the State’s purposes equally well, the Bondholders (or the Indenture Trustee acting on their behalf) could successfully challenge under the Federal Contract Clause the constitutionality of any Legislative Action determined by such court to cause an Impairment before the Bonds are fully paid and discharged;

(2)

would conclude, with respect to the question presented above in (A)(ii), that sound and substantial arguments support the granting of preliminary injunctive relief and that permanent injunctive relief is available under federal law to prevent implementation of Legislative Action hereafter taken and determined by such court to cause an Impairment in violation of the Federal Contract Clause; and

(3)

would conclude, with respect to the question presented above in (B), that under the Federal Takings Clause, the State is required to pay just compensation to the Bondholders if the State’s repeal or amendment of the Securitization Law or taking of any other action in contravention of the State Pledge constituted a Taking.

We note that this letter is limited to the laws of the United States of America. Our opinions are based on our evaluation of the facts and circumstances described herein and the existing precedent and arguments relevant to the factual circumstances likely to exist at the time of a challenge to Legislative Action (or other State action) based on the Federal Contract Clause or Takings Clause. Such precedent and such circumstances could change materially from those discussed below. Accordingly, the opinions herein are intended to express our belief as to the

To the Persons Listed on the Attached Schedule I

[Closing Date], 2024

result that should be obtainable through the proper application of existing judicial decisions in a properly prepared and presented case. None of the foregoing opinions is intended to be a guaranty as to what a particular court would hold; rather, each such opinion is an expression as to the decision a court ought to reach if the issue were properly prepared and presented and the court followed what we believe to be the applicable legal principles under existing precedent.

In addition, we are not aware of any reported controlling precedent that is directly on point with respect to the questions presented above. Thus, our analysis is a reasoned application of judicial decisions involving similar or analogous circumstances. Moreover, the application of equitable principles (including the issuance of injunctive relief) is subject to the discretion of the court asked to apply them. We cannot predict the facts and circumstances that will be present in the future and may be relevant to the exercise of such discretion. As a result, there can be no assurance that a court will follow our reasoning or reach the conclusions that we believe are supported by current precedent. The recipients of this letter should assess these considerations in analyzing the risks associated with the subject transaction.

DISCUSSION

I.	THE FEDERAL CONTRACT CLAUSE

The Federal Contract Clause provides that “[n]o State shall . . . pass any . . . Law impairing the Obligation of Contracts.”7 According to the United States Supreme Court, this language serves “to encourage trade and credit by promoting confidence in the stability of contractual obligations.”8 Accordingly, “the [Federal] Contract Clause limits the power of the States to modify their own contracts as well as to regulate those between private parties.”9 While on its face the Federal Contract Clause appears to proscribe any law impairing the obligation of contracts, the Supreme Court has made clear that the Clause’s proscription “is not an absolute one and is not to be read with literal exactness like a mathematical formula.”10

Instead, the Supreme Court applies a three-part test to determine whether a legislative action violates the Federal Contract Clause:

[7]	U.S. Const. art. I, § 10.
[8]	U.S. Trust Co. v. New Jersey, 431 U.S. 1, 15 (1977).
[9]	Id. at 17.
[10]

Id. at 21 (internal quotation marks omitted); see also Energy Reserves Grp., Inc. v. Kan. Power & Light Co., 459 U.S. 400, 410 (1983) (“Although the language of the [Federal] Contract Clause is facially absolute, its prohibition must be accommodated to the inherent police power of the State ‘to safeguard the vital interests of its people.’”) (quoting Home Bldg. & Loan Ass’n v. Blaisdell, 290 U.S. 398, 434 (1934)).

To the Persons Listed on the Attached Schedule I

[Closing Date], 2024

(1)	whether the legislative action operates as a substantial impairment of a contractual relationship;

(2)	assuming such an impairment, whether the legislative action is justified by a significant and legitimate public purpose; and

(3)	whether the adjustment of the rights and responsibilities of the contracting parties is reasonable and appropriate given the public purpose behind the legislative action.[11]

In addition, in cases involving a contract with a state, there is an additional step known as the “reserved powers doctrine.” That doctrine requires a reviewing court to ask whether a state has “surrender[ed] an essential attribute of its sovereignty,” which the state is not permitted to do.12

The following subparts address: (1) whether a contract exists between the State and the Bondholders; (2) if so, whether that contract violates the “reserved powers” doctrine; and (3) the State’s burden in justifying an Impairment. The determination of whether a Legislative Action constitutes a substantial impairment of a particular contract is a fact-specific analysis, and nothing in this letter expresses an opinion as to how a court of competent jurisdiction would resolve that issue with respect to the Financing Order, the Securitized Utility Tariff Property, or the Bonds. Therefore, we assume for purposes of this letter that any Impairment resulting from a challenged Legislative Action would be substantial under the Federal Contract Clause.

A.	The Existence of a Contractual Relationship

The law is clear that a contractual relationship may, in certain circumstances, arise from a legislative enactment. Courts have recognized, however, a general presumption that “absent some clear indication that [a] legislature intends to bind itself contractually, . . . ‘a law is not intended to create private contractual or vested rights but merely declares a policy to be pursued until the legislature shall ordain otherwise.’”13 That presumption arises from the principle that a legislature’s primary function “is not to make contracts, but to make laws that establish the policy of the state.”14

[11]

Energy Reserves, 459 U.S. at 411–13; Equip. Mfrs. Ins. v. Janklow, 300 F.3d 842, 850 (8th Cir. 2002). The Supreme Court has sometimes indicated that Contract Clause challenges should be reviewed in three steps and sometimes in two. Compare Energy Reserves, 459 U.S. at 411-12 (identifying three-part test: (1) “substantial impairment,” (2) “significant and legitimate public purpose,” and (3) “reasonable” and “appropriate” means), with Sveen v. Melin, –– U.S. ––, 138 S. Ct. 1815, 1821-22 (2018) (referencing two-part test: (1) “substantial impairment,” and (2) “whether the state law is drawn in an appropriate and reasonable way to advance a significant and legitimate public purpose” (internal quotation marks omitted)). Whether articulated as a three-part or two-part test, however, the substance of the inquiry is the same. Melendez v. City of New York, 16 F.4th 992, 1031 (2d Cir. 2021).

[12]	U.S. Trust, 431 U.S. at 23.
[13]	Nat’l R.R. Passenger Corp. v. Atchison, Topeka & Santa Fe Ry. Co., 470 U.S. 451, 465–66 (1985) (quoting Dodge v. Bd. of Education, 302 U.S. 74, 79 (1937)).
[14]	Id. at 466 (citing Ind. ex. Rel. Anderson v. Brand, 303 U.S. 95, 104–05 (1938)).

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[Closing Date], 2024

The general presumption against a contractual relationship may be overcome where the language of the statute at issue indicates an intent to create contractual rights. To determine whether a contract has been created by a statute, courts have explained, “it is of first importance to examine the language of the statute.”15 On this score, the United States Supreme Court has held that a statute creates a contractual relationship between a state and private parties if the statute contains adequate language of contractual undertaking.16 According to the Court, a statutory contract is created “when the language and circumstances evince a legislative intent to create private rights of a contractual nature enforceable against the State.”17

Several Supreme Court decisions support the conclusion that the State Pledge creates a contractual relationship between the State and the Bondholders. For example, in U.S. Trust, the Supreme Court affirmed the trial court’s uncontested finding that a statutory covenant between two states that benefitted the holders of certain bonds gave rise to a contractual obligation between the states and those bondholders.18 The covenant at issue limited the ability of the Port Authority of New York and New Jersey to subsidize rail-passenger transportation with revenues and reserves pledged as security for various bonds. In finding the presence of a contract between the states and the bondholders, the Court emphasized that “[t]he intent to make a contract is clear from the statutory language: ‘The 2 States covenant and agree with each other and with the holders of any affected bonds.’”19

Similarly, in Brand, the Supreme Court held that the Indiana Teachers’ Tenure Act formed a contract between the state and specified teachers because the statutory language showed a clear contractual intent. Specifically, the Court based its decision on the legislature’s repeated and intentional use of the word “contract” throughout the statute to describe the legal relationship between the state and the impacted teachers.20 “The title of the act,” too, was “couched in terms of contract,” and “[t]he tenor of the act indicate[d] that the word ‘contract’ was not used inadvertently or in other than its usual legal meaning.”21

[15]	Dodge, 302 U.S. at 78.
[16]	See Brand, 303 U.S. at 104–05 (noting that “the cardinal inquiry is as to the terms of the statute supposed to create such a contract”); U.S. Trust, 431 U.S. at 17–18, 18 n.14.
[17]	U.S. Trust, 431 U.S. at 18 n.14; Honeywell, Inc. v. Minnesota Life and Health Ins. Guar. Ass’n, 110 F.3d 547, 552 (8th Cir. 1997).
[18]	Id. at 17–18.
[19]	Id. at 18 (quoting 1962 N.J. LAWS, c. 8, § 6; 1962 N.Y. LAWS, c. 209, § 6).
[20]

Brand, 303 U.S. at 105. That said, the mere use of the word “contract,” without more, will not necessarily establish the requisite contractual intent. See Nat’l R.R., 470 U.S. at 470. Indeed, in National Railroad, the Court found that the use of the word “contract” in the Rail Passenger Service Act defined only the relationship between the newly created nongovernmental corporation Amtrak and the railroads, not a contractual relationship between the United States and the railroads. The Court made clear that “[l]egislation outlining the terms on which private parties may execute contracts does not on its own constitute a statutory contract.” Id. at 467.

[21]	Brand, 303 U.S. at 105.

To the Persons Listed on the Attached Schedule I

[Closing Date], 2024

Like the language of the covenants considered in U.S. Trust and Brand, the language of the State Pledge manifests the Missouri legislature’s intent to bind the State. In particular, the State Pledge provides, in pertinent part, that “[t]he state and its agencies, including the [MPSC], pledge and agree with bondholders, the owners of the securitized utility tariff property, and other financing parties that the state and its agencies will not . . . [t]ake or permit any action that impairs or would impair the value of securitized utility tariff property,” “[i]n any way impair the rights and remedies of the bondholders, assignees, and other financing parties,” and “[e]xcept for changes made pursuant to the formula-based true-up mechanism authorized under [the Securitization Law], reduce, alter, or impair securitized utility tariff charges that are to be imposed, billed, charged, collected, and remitted for the benefit of the bondholders, any assignee, and any other financing parties until any and all principal, interest, premium, financing costs and other fees, expenses, or charges incurred, and any contracts to be performed, in connection with the related securitized utility tariff bonds have been paid and performed in full.”22 Similar to the terms “covenant” and “agree” quoted in U.S. Trust, and the word “contract” in Brand, the terms “pledge” and “agree” evince a desire to create private rights of a contractual nature enforceable against the State. And “[t]he tenor” of the State Pledge, as in Brand, indicates that those words were “not used inadvertently or in other than [their] usual legal meaning.” Also consistent with the language at issue in U.S. Trust, the State Pledge names the beneficiaries of the State’s pledge and agreement. Finally, it bears mention that the State authorized an issuer of securitized utility tariff bonds to include the State Pledge in contracts with the holders of securitized utility tariff bonds (such as the Bondholders).23 On this record, there is ample evidence to overcome the general presumption against statutory contracts and to conclude that the State Pledge creates a contractual relationship between the State and the Bondholders under the Federal Contract Clause. Perhaps equally important, we are unaware of any circumstances surrounding the enactment of the Securitization Law suggesting that the Missouri legislature did not intend to bind contractually the State through the State Pledge.

[22]	Mo. Rev. Stat. § 393.1700(11)(1).
[23]

Id. § 393.1700(11)(2) (“Any person or entity that issues securitized utility tariff bonds may include the language specified in this subsection in the securitized utility tariff bonds and related documentation.”).

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B.	The Reserved Powers Doctrine

As noted, the reserved powers doctrine limits the State’s ability to contract away an essential attribute of its sovereignty.24 According to this doctrine, if a contract purports to capitulate a state’s “reserved powers,” such a contract is void as a matter of law. Although the scope of the reserved powers doctrine has not been precisely defined by courts, Supreme Court case law has established that a state cannot enter into contracts that forbid the exercise of the state’s police powers or the state’s power of eminent domain.25 On the other hand, the Court has made clear that a state’s “power to enter into effective financial contracts cannot be questioned,” and promises that are “purely financial” do not necessarily compromise a state’s reserved powers.26

In our view, the State Pledge does not purport to surrender any reserved powers of the State. Although the State’s commitment not to “[t]ake or permit any action that impairs or would impair the value of securitized utility tariff property or the security for the securitized utility tariff bonds or revises the securitized utility tariff costs for which recovery is authorized”27 is arguably broader than the commitment in U.S. Trust that revenues and reserves securing bonds would not be depleted beyond a certain level,28 the State Pledge does not purport to contract away or forbid the future exercise of the State’s power of eminent domain or police power to protect public health and safety. Through “financing order[s]” (like the Financing Order), the State will authorize electric utilities to issue “securitized utility tariff bonds” (such as the Bonds) and pledges not to impair the value of the “security” (i.e., the Securitized Utility Tariff Property) securing such instruments. In other words, the State Pledge constitutes an agreement made by the State not to impair the financial security for securitized utility tariff bonds to foster the capital markets’ acceptance of such bonds, which are expressly authorized and will be issued to facilitate the recovery of the costs of “anomalous weather events.”29 As such, we believe that the State Pledge is akin to the “financial contract” involved in U.S. Trust, and therefore would not be viewed as an impermissible surrender of an essential attribute of state sovereignty.

[24]	U.S. Trust, 431 U.S. at 23.
[25]	Id. at 23–24, 24 nn.20–21 (citing Stone v. Mississippi, 101 U.S. 814, 817 (1880); W. River Bridge Co. v. Dix, 47 U.S. 507, 525–26 (1848)).
[26]	Id. at 24–25.
[27]	Mo. Rev. Stat. § 393.1700(11)(1)(b).
[28]	U.S. Trust, 431 U.S. at 25.
[29]

Mo. Rev. Stat. § 393.1700(1)(13) (defining “Qualified extraordinary costs” as “costs incurred prudently before, on, or after August 28, 2021, of an extraordinary nature which would cause extreme customer rate impacts if reflected in retail customer rates recovered through customary ratemaking, such as but not limited to those related to purchases of fuel or power, inclusive of carrying charges, during anomalous weather events”).

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C.	The State’s Burden to Justify an Impairment

To survive scrutiny under the Federal Contract Clause, a substantial impairment by a state of a statutory contract can be justified only with “a significant and legitimate public purpose . . . such as the remedying of a broad and general social or economic problem.”30 In addition, the state must show that its action causing a substantial impairment is “reasonable and necessary to serve” such a public purpose. Admittedly, this analysis is case- and fact-specific, but the contours of the analysis are illustrated by several decisions of the United States Supreme Court.

For instance, in Home Building & Loan Association v. Blaisdell—“the leading case in the modern area of [Federal] Contract Clause interpretation”31—the Court assessed a challenge to a Minnesota law that, in response to economic conditions caused by the Great Depression: (1) authorized county courts to extend the period of redemption from foreclosure sales on mortgages “for such additional time as the court may deem just and equitable,” subject to certain limitations; and (2) regulated actions for deficiency judgments.32 In upholding the Minnesota law, the Court relied on the following factors: (1) an economic emergency threatened the loss of homes and land that provided state residents with necessary shelter and means of subsistence; (2) the law was not enacted for the benefit of specific individuals but for the protection of a broad interest of society; (3) the relief provided by the law was appropriately tailored to the emergency and could only be granted in reasonable conditions; (4) the conditions on which the law extended the period of redemption were not unreasonable; and (5) the law was temporary in operation and limited to the emergency on which it was based.

[30]

Energy Reserves, 459 U.S. at 411–12 (citation omitted). We are aware of no authority supporting the proposition that the will of the people, in and of itself, constitutes a broad and significant public purpose sufficient for a substantial impairment by a state of a statutory contract to survive a challenge under the Federal Contract Clause.

[31]	U.S. Trust, 431 U.S. at 15.
[32]	290 U.S. 398, 415–18 (1934).

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During the same term, the Supreme Court qualified its decision in Blaisdell, emphasizing the importance of the last factor analyzed—i.e., “the temporary and conditional relief which the legislation granted.”33 In W.B. Worthen Co. v. Thomas, the Court addressed a challenge to an Arkansas law providing that money paid to any Arkansas resident as the insured or beneficiary designated under an insurance policy would be exempt from liability or seizure under judicial process.34 The Court struck down the Arkansas law under the Federal Contract Clause, and in so doing noted that the Arkansas law was not a temporary emergency measure like the Minnesota law at issue in Blaisdell. Two other contemporaneous opinions issued by the Supreme Court vacated laws passed in response to the economic emergency created by the Great Depression, thereby reinforcing the notion that, to be justified, an impairment must be the result of a reasonable, necessary, and tailored response to a broad and significant public concern.35

Relatedly, the deference that courts give to a legislature’s determination of the need for an impairment has turned on whether the contract at issue is a private one or whether the state is a contracting party. In fact, any deference, the Supreme Court has instructed, to legislative judgment as to the necessity and reasonableness of a particular action, “is not appropriate” when the state is a party to the contract at issue.36 In that circumstance, a “stricter standard” should apply, for as the Court in Energy Reserves pointed out, “[i]n almost every case, the Court has held a governmental unit to its contractual obligations when it enters financial or other markets.”37

The leading case involving the impairment of contracts to which the state is a party is U.S. Trust. There, two states agreed not to deplete the revenues and reserves securing certain bonds below a specified level. The states thereafter repealed that promise, justifying the repeal with the purported need to finance new mass transit projects in order to promote and encourage additional use of public transportation in light of energy shortages and environmental concerns.38 The Court

[33]	W.B. Worthen Co. v. Thomas, 292 U.S. 426, 434 (1934).
[34]	Id. at 429–30.
[35]	See Treigle v. Acme Homestead Ass’n, 297 U.S. 189 (1936); W.B. Worthen Co. v. Kavanaugh, 295 U.S. 56 (1935).
[36]	U.S. Trust, 431 U.S. at 25–26.
[37]

459 U.S. at 412–13 n.14; see also Ass’n of Equip. Mfrs. v. Burgum, 932 F.3d 727, 730 (8th Cir. 2019) (“If the State shows a significant public purpose and is not a contracting party, then ‘courts properly defer to legislative judgment as to the necessity and reasonableness of a particular measure.’”) (emphasis added) (quoting Energy Reserves, 459 U.S. at 412-13); Apartment Ass’n of Los Angeles Cnty v. City of Los Angeles, 10 F.4th 905, 913 (9th Cir. 2021) (“A heightened level of judicial scrutiny is appropriate when the government is a contracting party. . . . But when the government is not party to the contract being impaired, courts properly defer to legislative judgment as to the necessity and reasonableness of a particular measure.”); Buffalo Tchrs. Fed’n v. Tobe, 464 F.3d 362, 370 (2d Cir. 2006) (extending the rationale for applying a less-deferential level of scrutiny to legislation that impairs a contract to which the State is not a direct party but is nonetheless “self-serving” to the State in that it “welches on [the State’s] obligations as a matter of political expediency”).

[38]	431 U.S. at 28–29.

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ruled that the states’ action was invalid under the Federal Contract Clause because repeal of the covenant was “neither necessary to achievement of the plan nor reasonable in light of the circumstances.”39 The Court further stated that a modification less drastic than total repeal would have permitted the states to achieve their plan to improve commuter rail service, and, in fact, the states could have achieved that goal without modifying the covenant at all. For example, the states could have “discourage[d] automobile use through taxes on gasoline or parking, [ ] and use[d] the revenues to subsidize mass transit projects.”40

Moreover, the Court contrasted the legislation under consideration with the statute challenged in City of El Paso v. Simmons, which limited to five years the reinstatement rights of defaulting purchasers of land from the state.41 For many years prior to the enactment of that statute, defaulting purchasers were allowed to reinstate their claims upon written request and payment of delinquent interest unless the rights of third parties had intervened. In U.S. Trust, the Court opined that this older statute “had effects that were unforeseen and unintended by the legislature when originally adopted” in that “speculators were placed in a position to obtain windfall benefits.”42 Thus, according to the Court, the state’s adoption of a statute of limitations was reasonable to restrict parties to gains expected from the contract when the original statute was adopted. By comparison, the need for mass transportation in New York and New Jersey was not a new development and the likelihood that publicly owned commuter railroads would produce substantial deficits was well known when the states adopted the covenant.43

The U.S. Trust Court also distinguished its prior holding in Faitoute Iron & Steel Co. v. City of Asbury Park,44 which was, at that point, the “only time in th[e 20th] century that alteration of a municipal bond contract ha[d] been sustained.”45 Faitoute involved a state municipal reorganization act under which bankrupt local governments could be placed in receivership by a state agency. The holders of certain municipal revenue bonds received new securities bearing lower interest rates and later maturities. As recounted in U.S. Trust, the Faitoute Court rejected the bondholders’ Federal Contract Clause claims on the ground that the “old bonds represented only theoretical rights; as a practical matter the city could not raise its taxes enough to pay off its creditors under the old contract terms,” and thus the plan “enabled the city to meet its financial obligations more effectively.”46 U.S. Trust explained that the obligation in Faitoute was “discharged, not impaired” by the plan.47

[39]	Id. at 29.
[40]	Id. at 30 n.29.
[41]	379 U.S. 497 (1965).
[42]	U.S. Trust, 431 U.S. at 31.
[43]	Id. at 31–32.
[44]	316 U.S. 502 (1942).
[45]	U.S. Trust, 431 U.S. at 27.
[46]	Id. at 28.
[47]	Id.

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The case law demonstrates that the State bears a substantial burden in attempting to justify a significant impairment of a contract to which it is a party. As the Supreme Court put it, “[i]n almost every case, the Court has held a governmental unit to its contractual obligations when it enters financial or other markets.”48 That is because a state action that impairs contracts to which it is a party must further a significant, legitimate, and broad public purpose. And that public purpose must be served by a reasonable, necessary, and carefully tailored measure, since “a State is not free to impose a drastic impairment when an evident and more moderate course would serve its purposes equally well.”49

Subject to the qualifications, limitations, and assumptions set forth in this letter, it is our opinion that a reviewing court of competent jurisdiction, in a properly prepared and presented case, would conclude that the State Pledge constitutes a contractual relationship between the Bondholders and the State under the Federal Contract Clause. We are also of the view that, absent a demonstration by the State that an Impairment is necessary to further a significant and legitimate public purpose, and upon a finding by the court that an evident and more moderate course would serve the State’s purposes equally well, the Bondholders (or the Indenture Trustee acting on their behalf) could successfully challenge under the Federal Contract Clause the constitutionality of any Legislative Action determined by such court to alter, impair, or reduce the value of the Securitized Utility Tariff Property or the Securitized Utility Tariff Charges so as to cause an Impairment before the Bonds are fully paid and discharged.

II.	INJUNCTIVE RELIEF

In a challenge to Legislative Action under the Federal Contract Clause, we expect that a plaintiff would seek, among other potential remedies, an injunction preventing state officials from enforcing the provisions of such Legislative Action.50 A preliminary injunction would serve to delay the implementation of the Legislative Action pending the final resolution of the Contract Clause challenge, whereas a permanent injunction would prevent any future implementation of the Legislative Action once the court has resolved the merits of the litigation.

[48]	Energy Reserves, 459 U.S. at 412 n.14 (citing U.S. Trust, 431 U.S. at 25–28); see also, e.g., Kavanaugh, 295 U.S. 56; Murray v. Charleston, 96 U.S. 432 (1878).
[49]	U.S. Trust, 431 U.S. at 31.
[50]

Notably, if a plaintiff also sought money damages in federal court, the state defendant(s) could claim immunity. The Eleventh Amendment generally bars federal courts from granting money damages against the State, see Dover Elevator Co. v. Arkansas State Univ., 64 F.3d 442, 446 (8th Cir. 1995), unless the State waived that immunity, see Skelton v. Henry, 390 F.3d 614, 618 (8th Cir. 2004).

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A.	The Availability of Preliminary Injunctive Relief in Federal Court

A federal court balances the following equitable factors in deciding whether to grant preliminary injunctive relief: (1) whether the party seeking an injunction is likely to succeed on the merits; (2) whether the party is likely to suffer irreparable harm in the absence of injunctive relief; (3) whether the balance of equities tips in favor of the party seeking the injunction; and (4) whether an injunction is in the public interest.51 The decision to grant or deny a preliminary injunction is committed to the sound discretion of a federal district court, and the court’s exercise of that discretion is reviewed on appeal under the deferential “abuse of discretion” standard.52

Success on the Merits. For purposes this opinion, and consistent with the assumptions above, we assume that a reviewing court would find a strong likelihood of success on the merits, i.e., that the Legislative Action is likely an Impairment. Thus, we examine only the three remaining elements of the standard for a preliminary injunction.

[51]

See, e.g., Winter v. Nat. Res. Def. Council, Inc., 555 U.S. 7, 20 (2008); Dataphase Sys., Inc. v. C L Sys., Inc., 640 F.2d 109, 112 (8th Cir. 1981) (en banc.). There is, in the Eighth Circuit, an alternative formulation of the test indicating that the greater the relative hardship to the party seeking the preliminary injunction, the less probability of success must be shown. In particular, under this “flexible” approach the trial court can “balance[]” the requirements for a preliminary injunction so that a stronger showing of irreparable harm to the plaintiff may offset a lesser showing of likelihood of success on the merits. Adventist Health Sys./SunBelt, Inc. v. United States Dep’t of Health & Hum. Servs., 17 F.4th 793, 801 (8th Cir. 2021) (“The district court flexibly balances the ‘particular circumstances’ in each case to determine whether the movant is entitled to injunctive relief . . . . In determining whether the court abused its discretion in denying an injunction, we examine whether the court based its balancing of the Dataphase factors on clearly erroneous factual findings or on an erroneous legal conclusion.”); Richland/Wilkin Joint Powers Auth. v. United States Army Corps of Eng’rs., 826 F.3d 1030, 1036 (8th Cir. 2016) (“A district court’s decision to issue a preliminary injunction depends upon a flexible consideration of (1) the threat of irreparable harm to the moving party; (2) balancing this harm with any injury an injunction would inflict on other interested parties; (3) the probability that the moving party would succeed on the merits; and (4) the effect on the public interest.”) (internal citation and quotation marks omitted). But even under this flexible approach, the mere possibility of irreparable injury to plaintiffs does not permit injunctive relief, since such relief still requires some proof of a likelihood of irreparable injury. Ng v. Bd. of Regents of Univ. of Minnesota, 64 F.4th 992, 997 (8th Cir. 2023) (“To establish the need for a preliminary injunction, the movant must show more than the mere possibility that irreparable harm will occur. A movant must show he is likely to suffer irreparable harm in the absence of preliminary relief.”) (internal citations and quotation marks omitted).

[52]	St. Louis Effort for AIDS v. Huff, 782 F.3d 1016, 1021 (8th Cir. 2015).

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Irreparable Harm. In evaluating the irreparable harm prong on a request for a preliminary injunction, courts in the Eighth Circuit evaluate whether (1) there is a sufficient causal connection between the alleged injury and the conduct sought to be enjoined;53 (2) irreparable injury is likely in the absence of an injunction;54 (3) the threat of harm to the plaintiff is immediate;55 and (4) litigation can offer monetary compensation instead, i.e., an availability of an alternative remedy.56

Causation. To obtain a preliminary injunction, Bondholders would have to prove that enforcement of the Legislative Action caused harm to them, such as loss of expected payments or loss of bond value. Because an Impairment, by definition, is Legislative Action that operates to the detriment of Bondholders, we believe that Bondholders would be able to show causation.

Likelihood of Injury. Bondholders would also have to prove that their harm is likely in the absence of an injunction. Again, however, the presence of likely harm is what makes the Legislative Action an Impairment in the first place. Thus, we assume here that Bondholders could prove likely harm without an injunction. As noted below, with respect to alternative remedies, where a constitutional violation is established, the irreparable injury element is satisfied. See infra n.58 and accompanying text.

Immediacy. If scheduled payments are disrupted or bond values are depressed by Legislative Action before a trial on the merits, then the Bondholders can prove immediate harm. If, however, a trial on the merits could take place before such harm occurs, then the harm may not be immediate enough to support a preliminary injunction.57

[53]

Adventist Health Sys./Sunbelt, Inc., 17 F.4th at 801 (“The threshold inquiry [for preliminary injunctive relief] is whether the movant has shown the threat of irreparable injury.”) (quoting Gelco Corp. v. Coniston Partners, 811 F.2d 414, 418 (8th Cir. 1987)).

[54]	See Winter, 555 U.S. at 22.
[55]	Watkins Inc. v. Lewis, 346 F.3d at 844.
[56]

See Sampson v. Murray, 415 U.S. 61, 90 (1974); DISH Network Serv. L.L.C. v. Laducer, 725 F.3d 877, 882 (8th Cir. 2013) (“Economic loss, on its own, is not an irreparable injury so long as the losses can be recovered.”) (citation omitted).

[57]	See, e.g., Roland Mach. Co. v. Dresser Indus., Inc., 749 F.2d 380, 386 (7th Cir. 1984).

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Alternative Remedies. Unless the State waives immunity, the Eleventh Amendment bars federal courts from granting money damages against the State. Thus, absent such a waiver, money damages would be unavailable to redress the harm to the Bondholders from the Legislative Action. Moreover, where a “constitutional violation is established,” for instance a violation of the Federal Contract Clause, “usually no further showing of irreparable injury is necessary” to obtain a preliminary injunction.58

Balance of Equities. In deciding whether to grant a preliminary injunction, courts typically identify the harm that a preliminary injunction might cause the defendant, and weigh that harm against the plaintiff’s threatened injury.59 Here, a court will likely consider the balance of harm in the “public interest” step of the analysis because the balance of equities and the public interest often merge when the government is the party opposing the request for a preliminary injunction.60

Public Interest. In assessing the last element of a preliminary injunction request, courts “pay particular regard for the public consequences in employing the extraordinary remedy of injunction.”61 In fact, “[a]ny time a State is enjoined by a court from effectuating statutes enacted by representatives of its people, it suffers a form of irreparable injury.”62 But the law is also clear that although the standard is “more rigorous” when a party seeks to enjoin a statute, there is no blanket presumption in favor of the government in all preliminary injunction cases.63 And

[58]

11A Charles Alan Wright, Arthur R. Miller & Edward H. Cooper, FEDERAL PRACTICE AND PROCEDURE § 2944, at 94 (2d ed. 1995) (citing cases); Morehouse Enters., LLC v. Bureau of Alcohol, Tobacco, Firearms & Explosives, 78 F.4th 1011, 1017 (8th Cir. 2023) (“In most instances, constitutional violations constitute irreparable harm.”).

[59]

See Winter, 555 U.S. at 24; General Motors Corp. v. Harry Brown’s, LLC, 563 F.3d 312, 320 (8th Cir. 2009) (“[T]he district court should consider the injury that granting the injunction will inflict on other parties litigant.”) (citation and quotation marks omitted); Dataphase Sys., Inc., 640 F.2d at 113 (“If the chance of irreparable injury to the movant should relief be denied is outweighed by the likely injury to other parties litigant should the injunction be granted, the moving party faces a heavy burden of demonstrating that he is likely to prevail on the merits.”).

[60]	See Nken v. Holder, 556 U.S. 418, 435 (2009); Eggers v. Evnen, 48 F.4th 561, 564-65 (8th Cir. 2022).
[61]	Winter, 555 U.S. at 24; see also Salazar v. Buono, 559 U.S. 700, 714 (2010); D.M. by Bao Xiong v. Minnesota State High Sch. League, 917 F.3d 994, 1004 (8th Cir. 2019).
[62]	Maryland v. King, 567 U.S. 1301, 1303 (2012) (internal quotation marks omitted).
[63]

Planned Parenthood Minnesota, N. Dakota, S. Dakota v. Rounds, 530 F.3d 724, 732 (8th Cir. 2008) (en banc) (explaining that the “more rigorous standard” applied when a party seeks to enjoin a statute “reflects the idea that governmental policies implemented through legislation or regulations developed through presumptively reasoned democratic processes are entitled to a higher degree of deference and should not be enjoined lightly,” but “[i]f the party with the burden of proof makes a threshold showing that it is likely to prevail on the merits, the district court should then proceed to weigh” the other factors).

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importantly, the government has no interest in enforcing unconstitutional laws,64 and courts have instructed that financial concerns are not a paramount public interest, except where the public is forced to bear unnecessary costs.65 Thus, if a court determines that the Bondholders have established a substantial likelihood that a Legislative Action is unconstitutional under the Contract Clause—and, for the reasons explained above, we believe they can—then the “public interest” factor will counsel in favor of an injunction.

Based on the foregoing, the Bondholders likely could satisfy the standards for preliminary injunctive relief to prevent an unconstitutional Impairment, although much will depend on the particulars of the Legislative Action.

B.	The Availability of Permanent Injunctive Relief in Federal Court

The requirements for a permanent injunction are much the same as those for a preliminary injunction. As noted above, the only meaningful difference is that, to obtain a permanent injunction, the Bondholders must show actual success on the merits, i.e., prevailing at trial.66 Because we expect that the Bondholders could obtain a preliminary injunction (subject to the caveats described above), we also expect that they could obtain a permanent injunction after succeeding at trial.

[64]

See, e.g., Little Rock Fam. Plan. Servs. v. Rutledge, 397 F. Supp. 3d 1213, 1322 (E.D. Ark. 2019) (finding that enjoining certain regulations would not irreparably harm the state because “the State has no interest in enforcing laws that are unconstitutional”), aff’d in relevant part, 984 F.3d 682 (8th Cir. 2021); Toigo v. Dep’t of Health & Senior Servs., 549 F. Supp. 3d 985, 995 (W.D. Mo. 2021); N. Y. Progress & Prot. PAC v. Walsh, 733 F.3d 483, 488 (2nd Cir. 2013); KH Outdoor, LLC v. City of Trussville, 458 F.3d 1261, 1272 (11th Cir. 2006); Cf. Minnesota State High Sch. League, 917 F.3d at 1004 (“[T]he public is served by the preservation of constitutional rights.”) (internal citation and quotation marks omitted).

[65]

Baker Elec. Co-op., Inc. v. Chaske, 28 F.3d 1466, 1474 (8th Cir. 1994) (“The public’s interest in minimizing unnecessary cost weighs in favor of reinstatement of the preliminary injunction.”). But see, e.g., Indep. Living Ctr. of S. Cal., Inc. v. Maxwell-Jolly, 572 F.3d 644, 659 (9th Cir. 2009) (“State budgetary considerations do not . . . in social welfare cases, constitute a critical public interest that would be injured by the grant of preliminary relief.”), vacated and remanded on other grounds sub nom Douglas v. Indep. Living Ctr. of S. Cal., Inc, 565 U.S. 606 (2012); Pashby v. Delia, 709 F.3d 307, 331 (4th Cir. 2013) (“[T]he public interest in this case lies with safeguarding public health rather than with assuaging North Carolina’s budgetary woes.”) (finding that public interest weighed in favor of preliminary injunction enjoining state from implementing new Medicaid eligibility policy).

[66]

See S.J.W. ex rel. Wilson v. Lee’s Summit R-7 School Dist., 696 F.3d 771, 781 (8th Cir. 2012) (“[A] movant must show ‘actual success on the merits’ to obtain a permanent injunction.”) (quoting Cmty. Of Christ Copyright Corp. v. Devon Park Restoration Branch of Jesus Christ’s Church, 634 F.3d 1005, 1012 (8th Cir. 2011)); Oglala Sioux Tribe v. C & W Enters., Inc., 542 F.3d 224, 230 (8th Cir. 2008) (“The standard for issuing a preliminary or permanent injunction is essentially the same, excepting one key difference. A permanent injunction requires the nonmoving party to show actual success on the merits, rather than the fair chance of prevailing on the merits required for a standard preliminary injunction.”).

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III.	THE FEDERAL TAKINGS CLAUSE

The Federal Takings Clause provides that private property shall not “be taken for public use, without just compensation.”67 The Federal Takings Clause is applicable to state action via the Fourteenth Amendment,68 and the Clause covers both tangible and intangible property.69 Rights under contracts can be property for purposes of the Federal Takings Clause,70 but legislation that “disregards or destroys” contract rights does not always constitute a taking.71 Where intangible property is at issue, state law will determine whether a property right exists. And if a court determines that an intangible asset is property, the court will then consider whether the owner of that property interest had a “reasonable investment-backed expectation[]” that the property right would be protected.72

The United States Supreme Court has suggested that the Federal Takings Clause may be implicated by a diverse range of government actions, including when the government (1) permanently appropriates or denies all economically productive use of property;73 (2) destroys property other than in response to emergency conditions;74 and (3) reduces, alters, or impairs the value of property so as to unduly interfere with reasonable investment-backed expectations.75 To decide whether a particular interference is “undue,” courts have considered the nature of the governmental action and weighed the public purpose served by the action against the degree to which it interferes with legitimate property interests and/or investment-backed expectations.76

[67]	U.S. Const. amend. V.
[68]	See Webb’s Fabulous Pharmacies, Inc. v. Beckwith, 449 U.S. 155, 160 (1980).
[69]	See Ruckelshaus v. Monsanto Co., 467 U.S. 986, 1003 (1984).
[70]	See Lynch v. United States, 292 U.S. 571, 577 (1934).
[71]	See Connolly v. Pension Benefit Guar. Corp., 475 U.S. 211, 224 (1986).
[72]	PruneYard Shopping Ctr. v. Robins, 447 U.S. 74, 83 (1980); see also 2 Ronald D. Rotunda & John E. Nowak, TREATISE ON CONSTITUTIONAL LAW: SUBSTANCE AND PROCEDURE § 15.12(a)(iii), at 971 (5th ed. 2012).
[73]

See, e.g., Connolly, 475 U.S. at 225; Palazzolo v. Rhode Island, 533 U.S. 606, 617 (2001); Lucas v. S.C. Coastal Council, 505 U.S. 1003, 1027–28 (1992); United States v. Sec. Indus. Bank, 459 U.S. 70, 77 (1982).

[74]

The emergency exception to the just compensation requirement of the Federal Takings Clause often arises in cases involving the government’s activities during military hostilities. See, e.g., Nat’l Bd. of Young Men’s Christian Ass’ns v. United States, 395 U.S. 85 (1969); United States v. Cent. Eureka Mining Co., 357 U.S. 155 (1958). Of note, though, the exception is not limited to wartime activities. See Miller v. Schoene, 276 U.S. 272 (1928).

[75]	See Connolly, 475 U.S. at 224–25; Cent. Eureka Mining, 357 U.S. 155.
[76]	See, e.g., Keystone Bituminous Coal Ass’n v. DeBenedictis, 480 U.S. 470, 485 (1987).

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The Supreme Court has identified two categories of regulatory action that constitute per se takings: (1) regulations that require a property owner to suffer a permanent physical invasion of property, and (2) regulations that deprive the owner of all economically beneficial use of the property.77 Beyond these two narrow categories, challenges to regulations that interfere with protected property interests are governed by the three-part test set forth in Penn Central Transportation Co. v. City of New York.78 Under that test, a regulation constitutes a taking if it denies a property owner “economically viable” use of that property, which is, in turn, determined by three factors: (1) the character of the governmental action; (2) the economic impact of the regulation on the claimant; and (3) the extent to which the regulation has interfered with distinct investment-backed expectations.79

The first Penn Central factor requires the Court to examine “the purpose and importance of the public interest underlying a regulatory imposition” with an “inquir[y] into the degree of harm created by the claimant’s prohibited activity, its social value and location, and the ease with which any harm stemming from it could be prevented.”80

The second Penn Central factor incorporates the principle enunciated by Justice Holmes many years ago: “Government hardly could go on if to some extent values incident to property could not be diminished without paying for every such change in the general law.”81 Thus, “not every destruction or injury to property by governmental action has been held to be a ‘taking’ in the constitutional sense.”82 Diminution in property value alone, for example, does not constitute a taking unless accompanied by serious economic harm.

[77]	Lingle v. Chevron USA, Inc., 544 U.S. 528, 538 (2005).
[78]	438 U.S. 104 (1978).
[79]	Id. at 124, 138 n.36.
[80]	Maritrans Inc. v. United States, 342 F.3d 1344, 1356 (Fed. Cir. 2003) (internal citation and quotation marks omitted).
[81]	Penn. Coal Co. v. Mahon, 260 U.S. 393, 413 (1922).
[82]	Armstrong v. United States, 364 U.S. 40, 48 (1960).

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The third and final Penn Central factor is “a way of limiting takings recovery to owners who could demonstrate that they bought their property in reliance on a state of affairs that did not include the challenged regulatory regime.”83 The burden under this factor of showing interference with reasonable, investment-backed expectations is a heavy one.84 Indeed, a reasonable, investment-backed expectation “must be more than a ‘unilateral expectation or an abstract need,’”85 and “legislation readjusting rights and burdens is not unlawful solely because it upsets otherwise settled expectations.”86 To sustain a claim under the Federal Takings Clause, the challenging party must show that it had a “reasonable expectation” at the time the contract was entered that the party “would proceed without possible hindrance” arising from changes in government policy.87

We are not aware of any federal case law that addresses the applicability of the Federal Takings Clause in the context of a purported exercise by a state of its police power to abrogate or impair contracts otherwise binding on the state. The outcome, thus, of any claim that interference by the State with the value of the Securitized Utility Tariff Property without compensation is unconstitutional would likely depend on factors such as the State interest furthered by that interference and the extent of financial loss to the Bondholders caused by that interference. Also relevant to a court’s inquiry would be the extent to which the Bondholders had a reasonable expectation that changes in government policy and regulation would not interfere with their investment. With respect to the last factor, we note that the Securitization Law expressly provides for the creation of the Securitized Utility Tariff Property in connection with the issuance of the Bonds,88 and further provides that the Financing Order, once final, is irrevocable.89 Moreover, through the State Pledge, the State has “pledge[d] and agree[d] with [the] bondholders, the owners of the securitized utility tariff property, and other financing parties that the state and its agencies will not take any action” that “impairs or would impair the value of securitized utility tariff property or the security for the securitized utility tariff bonds or revises the securitized utility tariff costs for which recovery is authorized,” nor “[i]n any way impair the rights and remedies of the bondholders, assignees, and other financing parties,” and “[e]xcept for changes made pursuant to the formula-based true-up mechanism authorized under [the Securitization Law],” that it will not

[83]	Loveladies Harbor, Inc. v. United States, 28 F.3d 1171, 1176 (Fed. Cir. 1994).
[84]	DeBenedictis, 480 U.S. at 493.
[85]	Monsanto, 467 U.S. at 1005–06 (quoting Webb’s Fabulous Pharmacies, 449 U.S. at 161).
[86]	Usery v. Turner Elkhorn Mining Co., 428 U.S. 1, 16 (1976).
[87]	Chang v. United States, 859 F.2d 893, 897 (Fed. Cir. 1988).
[88]	Mo. Rev. Stat. § 393.1700(1)(9).
[89]	Id. §§ 393.1700(2)(3)(f), (11)(1)(a).

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“reduce, alter, or impair securitized utility tariff charges that are to be imposed, billed, charged, collected, and remitted for the benefit of the bondholders, any assignee, and any other financing parties until any and all principal, interest, premium, financing costs and other fees, expenses, or charges incurred, and any contracts to be performed, in connection with the related securitized utility tariff bonds have been paid and performed in full.”90 Given the foregoing, we believe that Bondholders very likely have reasonable investment-backed expectations in their investments in the Bond.

Based on our analysis of relevant judicial authority, it is our opinion, as set forth above and subject to the qualifications, limitations, and assumptions in this letter, that under the Federal Takings Clause, a reviewing court of competent jurisdiction would hold that the State is required to pay just compensation to the Bondholders if the State’s repeal or amendment of the Securitization Law or any other action by the State in contravention of the State Pledge constituted a Taking. As noted earlier, in determining whether there is an undue interference, a court would consider the nature of the governmental action and weigh the public purpose served by that action against the degree to which the action interferes with the legitimate property interests and distinct investment-backed expectations of the Bondholders. There can be no assurance, however, that any such award of just compensation would be sufficient to pay the full amount of principal of and interest on the Bonds.91

*    *         *    *    *    *    *

[90]	Id. § 393.1700(11)(1).
[91]

The State Pledge provides that “[t]his subdivision does not preclude limitation or alteration if full compensation is made by law for the full protection of the securitized utility tariff charges collected pursuant to a financing order and of the bondholders and any assignee or financing party entering into a contract with the electrical corporation.”” Id § 393.1700(11)(1). Federal Takings Clause jurisprudence requires “adequate provision” of a procedure to seek “just compensation,” and where a state has made an “adequate provision” for a party to seek such “just compensation,” a party will be unable to enjoin the government’s action. Knick v. Twp. of Scott, 139 S. Ct. 2162, 2176-77 (2019). But, under present law, to the extent that there is a Taking and the State’s procedures for seeking just compensation are inadequate, Bondholders (or the Indenture Trustee on their behalf) or the Issuer could seek to enjoin enforcement of the State action by suing individual state officers under Ex Parte Young, 209 U.S. 123, 155–56 (1908) and 42 U.S.C. § 1983.

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This opinion letter may not be relied on in any manner or for any purpose by any person other than the addressees listed on Schedule I hereto. Nor may you rely on this opinion letter for any purpose other than the transactions described herein. This opinion letter may not be quoted, published, communicated, or otherwise made available in whole or in part to any person (including, without limitation, any person who acquires a Bond or any interest therein from an Underwriter), other than the addressees listed on Schedule I hereto, without our specific prior written consent, except that each of the Underwriters may furnish copies of this letter (1) to any of its accountants or attorneys, (2) to comply with any subpoena, order, regulation, ruling, or request of any judicial, administrative, governmental, supervisory, or legislative body or committee or any self-regulatory body (including any securities or commodities exchange or the Financial Industry Regulatory Authority, Inc.), (3) to any other person for the purpose of substantiating an Underwriter’s due diligence defense, and (4) as otherwise required by law. Provided, however, that none of the foregoing persons is entitled to rely hereon unless an addressee hereof. While a copy of this opinion letter may be posted by or at the direction of Evergy Missouri West or the Issuer to an internet website required under Rule 17g-5 promulgated under the Securities Exchange Act of 1934, as amended, and maintained in connection with the ratings on the Bonds solely for the purpose of compliance with such rule or undertakings pursuant thereto made by Evergy Missouri West or the Issuer, such permission to post a copy of this letter to such website shall not be construed to entitle any person, including any credit rating agency, who is not an addressee hereof to rely on this opinion letter.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement, and to all references to our firm included in or made a part of the Registration Statement. In giving the foregoing consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the related rules and regulations of the U.S. Securities & Exchange Commission.

This opinion letter is being issued as of the date hereof, and we assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the matters discussed herein, including any changes in applicable law which may hereafter occur.

Very truly yours,

Schedule I